                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-65711

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 15, 1998)

[Service Corp. LOGO]
SERVICE CORPORATION INTERNATIONAL

$600,000,000
6% Notes due 2005
Interest payable June 15 and December 15

ISSUE PRICE: 99.362%

The Notes will mature on December 15, 2005. Interest will accrue from December 11, 1998. The Company will have the right to redeem the Notes before their stated maturity on the terms set forth in this Prospectus Supplement on page S-6. The Notes are unsecured obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Company will issue the Notes in minimum denominations of $1,000, increased in multiples of $1,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The principal executive offices of the Company are located at 1929 Allen Parkway, Houston, Texas 77019, and our telephone number is (713) 522-5141.

---------------------------------------------------------------------------------------------------------------------------------
                                                              PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                               PUBLIC                 COMMISSIONS               THE COMPANY
---------------------------------------------------------------------------------------------------------------------------------
Per Note                                               99.362%                   .625%                     98.737%
---------------------------------------------------------------------------------------------------------------------------------
Total                                                  $596,172,000              $3,750,000                $592,422,000
---------------------------------------------------------------------------------------------------------------------------------

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about December 11, 1998.

                               Joint Bookrunners
CHASE SECURITIES INC.                                          J.P. MORGAN & CO.

NATIONSBANC MONTGOMERY SECURITIES LLC                    WARBURG DILLON READ LLC

ABN AMRO INCORPORATED
                             CREDIT SUISSE FIRST BOSTON

                                                             SG COWEN

December 8, 1998

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
The Company.................................................   S-3
Recent Developments.........................................   S-4
Selected Financial Data.....................................   S-4
Use of Proceeds.............................................   S-5
Description of Notes........................................   S-6
Underwriting................................................   S-9
Legal Matters...............................................  S-10
Experts.....................................................  S-10
                            PROSPECTUS
About this Prospectus.......................................     2
Where You Can Find More Information.........................     3
The Company.................................................     5
The Trusts..................................................     5
Use of Proceeds.............................................     6
Ratios of Earnings to Fixed Charges.........................     6
Description of Company Debt Securities......................     6
Description of Capital Stock................................    32
Description of Common Stock Warrants........................    36
Description of Preferred Securities.........................    39
Description of Preferred Securities Guarantees..............    41
Effect of Obligations under Company Debt Securities and
  Preferred Securities Guarantees...........................    44
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    45
Plan of Distribution........................................    46
Legal Matters...............................................    47
Experts.....................................................    47

                                  THE COMPANY

References to the "Company" or "SCI" herein should be read as referring to Service Corporation International and its subsidiaries, except where the context indicates otherwise.

The Company is the largest provider of death care services and products in the world. As of September 30, 1998, SCI owned and operated 3,370 funeral service locations, 430 cemeteries and 180 crematoria located in 18 countries on five continents.

SCI provides all professional services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. It sells caskets, coffins, burial vaults and garments, cemetery interment rights, including mausoleum spaces and lawn crypts, stone and bronze memorials, cremation receptacles and related merchandise. SCI sells its services and products to client families both at and prior to the time of need. In addition, SCI's financial services segment is engaged in prearranged funeral marketing, funeral and cemetery trust administration, investments, life insurance operations and provides financing to independent funeral home and cemetery operators.

SCI's strategy is to:

- continue to expand through the acquisition and construction, both domestically and internationally, of funeral homes, cemeteries and crematoria in areas with demographics that SCI believes to be favorable;

- increase the operating margins of its existing and acquired facilities by having those facilities share resources pursuant to SCI's cluster strategy;

- increase revenue per location through the merchandising of a broad line of funeral and cemetery products and services, both on a pre-need and at-need basis; and

- increase future volume and revenues through the sale of prearranged funeral services.

ACQUISITION STRATEGY

Over the past several years, SCI has made a significant number of acquisitions. Acquisitions form a critical part of SCI's growth strategy. SCI continues to aggressively pursue acquisition opportunities, which acquisitions could, individually or in the aggregate, be significant in size. Such acquisitions could be financed through the issuance of securities, borrowings, cash flow from operations or a combination thereof. SCI seeks acquisitions in geographic areas in which it presently operates, as well as in new geographic areas.

SCI's acquisition strategy focuses on acquiring premier funeral homes and cemeteries in metropolitan areas with demographics that SCI believes to be favorable and in which the cluster strategy can be implemented. SCI typically retains former owners and key managers of acquired businesses in an effort to assure that service quality is maintained and that the businesses' reputation, heritage and local relationships remain intact. Acquired funeral homes and cemeteries retain their original trade names in substantially all cases.

In evaluating specific properties for acquisition, SCI considers a number of factors including demographics, location, reputation, heritage, physical size, volume of business, profitability, available cemetery property inventory, name recognition, aesthetics, potential for development or expansion, competitive position, pricing structure and quality of operating management. SCI follows a disciplined approach based on specific financial criteria for determining acquisition prices. There can be no assurance that acquisition prospects will continue to be available in attractive locations at prices acceptable to SCI.

                              RECENT DEVELOPMENTS

On November 12, 1998, the Company announced a quarterly cash dividend of $.09 per share, payable January 29, 1999 to shareholders of record on January 13, 1999.

The Company has recently increased the amount available under its commercial paper program from $600 million to $1.4 billion.

The Company has previously announced the execution of an agreement and plan of merger (the "Merger") with Equity Corporation International ("ECI"). The special meeting of ECI stockholders to vote on the Merger is scheduled for December 22, 1998. The closing of the Merger remains subject, among other matters, to the approval by ECI's stockholders and regulatory authorities. The Company and ECI are engaged in discussions with the staff of the Federal Trade Commission ("FTC") relative to the notification provided to the FTC pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 concerning the Merger. There can be no assurance of the outcome of these discussions or that the other conditions to closing will be satisfied.

                            SELECTED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                            -------------------------   -------------------------------------------------
                               1998          1997*        1997*         1996         1995         1994
                            -----------   -----------   ----------   ----------   ----------   ----------
                            (UNAUDITED)   (UNAUDITED)
Revenues..................  $2,101,594    $1,870,014    $2,468,402   $2,294,194   $1,652,126   $1,117,175
Income before income
  taxes...................     437,119       438,407       579,973      413,881      294,211      219,021
Income before
  extraordinary loss and
  cumulative effect of
  change in accounting
  principles..............     282,947       282,672       374,552      265,298      183,588      131,045
Net income................     282,947       241,870       333,750      265,298      183,588      131,045
Earnings per share:
  Basic...................        1.11          1.00          1.36         1.13          .92          .76
  Diluted.................        1.08           .95          1.31         1.08          .86          .71
Dividends per share.......         .27           .23           .30          .24          .22          .21
Total assets..............  12,053,975     9,737,921    10,306,863    8,869,770    7,672,387    5,161,888
Long-term debt............   3,365,982     2,317,259     2,634,699    2,048,737    1,712,464    1,330,177
Convertible preferred
  securities of SCI
  Finance LLC.............          --            --            --      172,500      172,500      172,500
Stockholders' equity......   3,003,665     2,617,543     2,726,004    2,235,317    1,975,345    1,196,622
Shares outstanding........     257,821       251,837       252,924      236,193      234,542      189,714
Ratio of earnings to fixed
  charges**...............        3.88          4.35          4.29         3.24         2.84         3.13

---------------

 * The nine months ended September 30, 1997 and year ended December 31, 1997 reflect a $40,802 (net of income taxes of $23,383) extraordinary loss on early extinguishment of debt. In addition, SCI recorded a $68,077 gain ($42,494 net of income taxes) on the February 1997 sale of SCI's approximate 42% equity investment in ECI. This gain on the sale of SCI's equity investment in ECI resulted in a net gain of $.18 and $.17 in basic and diluted earnings per share, respectively, for the nine months ended September 30, 1997 and for the year ended December 31, 1997. If the Merger is consummated and treated as a pooling of interests, the gain recognized by SCI in 1997 on the sale of its ECI investment would be reversed in SCI's restated financial statements for the year ended December 31, 1997.

** For purposes of computing the ratios of earnings to fixed charges, earnings consist of (1) income from continuing operations before income taxes (excluding the undistributed income of entities of which the Company owns less than 50% of the equity), (2) the minority interest of majority-owned subsidiaries with fixed charges and (3) fixed charges (excluding capitalized interest). Fixed charges consist of (1) interest expense, whether capitalized or expensed, (2) amortized debt costs, (3) dividends on preferred securities of SCI Finance LLC (which preferred securities were redeemed in June 1997) and (4) an interest factor attributable to rentals.

                                USE OF PROCEEDS

The net proceeds from the sale of the Notes offered hereby (the "Notes") are estimated to be approximately $592.3 million. The Company has incurred certain indebtedness through the issuance of commercial paper for acquisitions and to finance the repayment of certain long-term debt. The Company expects to use the net proceeds from the offering of the Notes for general corporate purposes, including (i) the repayment of a portion of the commercial paper, (ii) if the ECI Merger is consummated, the repayment of approximately $130 million to $150 million of revolving credit indebtedness of ECI, and (iii) other pending acquisitions. Pending such uses, net proceeds may be invested in short-term investments. As of December 4, 1998, approximately $693.1 million of commercial paper of the Company was outstanding at a weighted average annual interest rate of 5.67% with maturities ranging from one to 181 days. The Company may engage in additional public or private offerings of debt which, individually or in the aggregate, may be material in amount, for the purposes described herein or for other purposes.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The Notes are Senior Debt Securities as defined in the accompanying Prospectus. The Notes are to be issued under the Senior Debt Indenture, which is more fully described in the accompanying Prospectus. Except as otherwise defined herein, capitalized terms used herein have the meanings specified in the accompanying Prospectus or in the Senior Debt Indenture referred to therein.

The maximum aggregate principal amount of Notes that may be issued is limited to $600,000,000. Interest at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from December 11, 1998, and is payable semiannually on June 15 and December 15, commencing June 15, 1999, to the persons in whose names the Notes are registered at the close of business on the preceding June 1 or December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will mature on December 15, 2005. There is no sinking fund applicable to the Notes.

OPTIONAL REDEMPTION

The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 15 basis points plus, in each case, accrued interest thereon to the date of redemption.

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

"Reference Treasury Dealer" means (i) each of Chase Securities Inc., J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and registered in the name of Cede & Co., the Depositary's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised as follows: It is a limited-purpose trust company which holds securities for its participating organizations (the "Participants") and facilitates the settlement among Participants of securities transactions in such securities through electronic book-entry changes in its Participants' accounts. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

The Depositary advises that its established procedures provide that (1) upon issuance of the Notes by the Company, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amounts of the Notes purchased by the Underwriters and (2) ownership of interests in the Global Notes will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to that extent.

So long as a nominee of the Depositary is the registered owner of the Global Notes, that nominee for all purposes will be considered the sole owner or holder of such Global Notes under the Senior Debt Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Senior Debt Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depositary and, if the beneficial owner is not a Participant, on the procedures of the Participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the Senior Debt Indenture. The Company understands that under existing practice, if the Company requests any action of the holders, or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the Participant to take such action.

None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal and interest payments on the Notes registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary. Under the terms of the Senior Debt Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal of and interest on the Notes and for all other purposes whatsoever. Therefore, none of the Company, the Trustee or any Paying Agent has any direct responsibility or liability for the payment of principal of or interest on the Notes to owners of beneficial interests in the Global Notes. The Depositary has advised the Company and the Trustee that its present practice is to credit the accounts of the Participants on the appropriate payment date in accordance with their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on that payment date. Payments by Participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the Global Notes. In addition, the Company may at any time determine not to have the Notes represented by Global Notes and, in such event, will issue Notes in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest to the Depositary will be made by the Company in immediately available funds. The Notes will trade in the Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. No assurance can be given as to the effect, if any, of settlements in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

Subject to the terms and conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of Notes set forth opposite their names below:

                                                                 PRINCIPAL
UNDERWRITER                                                   AMOUNT OF NOTES
-----------                                                   ---------------
Chase Securities Inc........................................   $195,000,000
J.P. Morgan Securities Inc..................................    195,000,000
NationsBanc Montgomery Securities LLC.......................     60,000,000
Warburg Dillon Read LLC.....................................     60,000,000
ABN AMRO Incorporated.......................................     30,000,000
Credit Suisse First Boston Corporation......................     30,000,000
SG Cowen Securities Corporation.............................     30,000,000
                                                               ------------
          Total.............................................   $600,000,000
                                                               ============

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Company does not intend to list the Notes on any securities exchange. The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

The Underwriters initially propose to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at that price less a concession not in excess of .375% of the principal amount of the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of .250% of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect of any such liabilities. See also "Plan of Distribution" in the accompanying Prospectus.

The Underwriters and/or their affiliates from time to time provide or may provide commercial banking and/or investment banking services to the Company for which they receive or may receive customary fees and expense reimbursement.

In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by the Company, are estimated to be $150,000.

                                 LEGAL MATTERS

Certain legal matters with respect to the Notes will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, counsel for the Company. Certain legal matters with respect to the Notes will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation).

                                    EXPERTS

The consolidated financial statements of Service Corporation International at December 31, 1997 and 1996, and for the three years ended December 31, 1997, appearing in Service Corporation International's Annual Report (Form 10-K) for the year ended December 31, 1997, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. See "Experts" in the accompanying Prospectus.

                                 $1,500,000,000

                       SERVICE CORPORATION INTERNATIONAL
                            COMPANY DEBT SECURITIES
                                  COMMON STOCK
                             COMMON STOCK WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                             ---------------------

                                 SCI CAPITAL I
                                 SCI CAPITAL II
                                SCI CAPITAL III
                                 SCI CAPITAL IV

          PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED BY

                       SERVICE CORPORATION INTERNATIONAL
                             ---------------------
                                Trading Symbol:
                         New York Stock Exchange -- SRV

                             ---------------------

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                October 15, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    3
The Company.................................................    5
The Trusts..................................................    5
Use of Proceeds.............................................    6
Ratios of Earnings to Fixed Charges.........................    6
Description of Company Debt Securities......................    6
Description of Capital Stock................................   32
Description of Common Stock Warrants........................   36
Description of Preferred Securities.........................   39
Description of Preferred Securities Guarantees..............   41
Effect of Obligations under Company Debt Securities and
  Preferred Securities Guarantees...........................   44
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   45
Plan of Distribution........................................   46
Legal Matters...............................................   47
Experts.....................................................   47

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov." We invite you to visit our web site at "http://www.sci-corp.com."

     The Commission allows us "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. This prospectus is part of a registration statement we filed with the Commission.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

     - Current Reports on Form 8-K dated March 24, 1998 and May 14, 1998;

     - Description of Series D Junior Participating Preferred Stock Purchase Rights contained in Registration Statement on Form 8-A dated May 15, 1998; and

     - Description of capital stock set forth under the caption "Item
       1. Description of Securities to be Registered -- Capital Stock" in the Form 8, Amendment No. 3, dated September 15, 1982, to Registration Statement on Form 8-A.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Service Corporation International
       1929 Allen Parkway
       Houston, Texas 77019
       (713) 522-5141
       Attention: James M. Shelger

     We have not included separate financial statements of any of the SCI Capital Trusts in this prospectus. We do not think that those financial statements would be material to holders of the preferred securities of the SCI Capital Trusts because (1) all of the voting securities of each of the SCI Capital Trusts will be owned by us directly or indirectly and we file reports with the Commission, (2) none of the SCI Capital Trusts has any independent operations and each of the SCI Capital Trusts exists to issue securities to us and (3) we guarantee the payments due on the preferred securities of the SCI Capital Trusts.

     The SCI Capital Trusts currently do not file annual, quarterly and special reports, proxy statements or other information with the Commission. In the future, if the SCI Capital Trusts are required to file such reports with the Commission, the SCI Capital Trusts will register with the Commission or seek an exemption from the Commission.

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither Service Corporation International nor the SCI Capital Trusts have authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     Service Corporation International (the "Company" or "SCI") was incorporated in Texas on July 5, 1962 and is the largest provider of death care services and products in the world. As of June 30, 1998, the Company owned and operated 3,292 funeral service locations, 422 cemeteries and 174 crematoria located in 18 countries on five continents. The Company's principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141.

                                   THE TRUSTS

     SCI Capital I, SCI Capital II, SCI Capital III and SCI Capital IV (each, an "SCI Capital Trust") are statutory business trusts formed under Delaware law. As sponsor of each SCI Capital Trust ("Sponsor"), the Company executed a separate declaration of trust for each SCI Capital Trust. As Delaware trustee of each SCI Capital Trust (the "Delaware Trustee"), Chase Manhattan Bank Delaware filed a separate certificate of trust for each SCI Capital Trust with the Delaware Secretary of State on September 29, 1998. The Sponsor and the Delaware Trustee will amend and restate each declaration of trust in its entirety (each, as so amended and restated, a "Declaration") as of the date the preferred securities of the SCI Capital Trusts ("Preferred Securities") are issued initially.

     The SCI Capital Trusts exist solely to (1) issue Preferred Securities and common securities of the SCI Capital Trusts (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (2) invest the gross proceeds of the Trust Securities in debt securities of the Company ("Company Debt Securities") and (3) engage in other necessary or incidental activities. The Company will own all of the Common Securities, directly or indirectly. The Common Securities will rank pari passu with the Preferred Securities, and the SCI Capital Trusts will make payments on the Common Securities pro rata with the Preferred Securities. However, if an event of default occurs under the Declaration of an SCI Capital Trust (a "Declaration Event of Default"), the rights of the holders of the Common Securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

     The Company will acquire, directly or indirectly, Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of each SCI Capital Trust. The term of each SCI Capital Trust is approximately 55 years, but may terminate earlier as provided in the Declaration of each SCI Capital Trust. The trustees of the SCI Capital Trusts (the "SCI Capital Trustees") will conduct the business and affairs of the SCI Capital Trusts. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the SCI Capital Trustees of an SCI Capital Trust. The duties and obligations of the SCI Capital Trustees are governed by the Declarations of the SCI Capital Trusts. A majority of the SCI Capital Trustees (the "Regular Trustees") of each SCI Capital Trust will be employees, officers or affiliates of the Company. Chase Bank of Texas, National Association ("Chase Bank of Texas"), shall act as property trustee and as indenture trustee (the "Institutional Trustee") for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Chase Manhattan Bank Delaware shall act as Delaware Trustee as required by Delaware law. The Company will pay all fees and expenses related to the SCI Capital Trusts and the offering of Trust Securities.

     The Delaware Trustee's office in the State of Delaware is Chase Manhattan Bank Delaware, 1201 N. Market Street, Wilmington, Delaware 19801. Each SCI Capital Trust's principal executive office is c/o Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141.

                                USE OF PROCEEDS

     The net proceeds the Company receives from the sale or sales of the securities offered under this prospectus (the "Securities") will be used for general corporate purposes including, without limitation:

     - repurchases of outstanding long-term debt securities;

     - capital expenditures;

     - investments in subsidiaries;

     - working capital;

     - repayment of borrowings under bank credit agreements;

     - acquisitions; and

     - other business opportunities.

     The SCI Capital Trusts will use all proceeds they receive from the sale or sales of the Preferred Securities to purchase Company Debt Securities from the Company. Any prospectus supplement relating to a particular offering of Securities may identify additional and/or different uses for the proceeds of that offering of Securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                              SIX MONTHS ENDED
  YEAR ENDED DECEMBER 31,         JUNE 30,
----------------------------  ----------------
1993  1994  1995  1996  1997        1998
----  ----  ----  ----  ----        ----
3.19  3.13  2.84  3.24  4.29        4.27

     For purposes of computing the ratios of earnings to fixed charges, earnings consist of (1) income from continuing operations before income taxes (excluding the undistributed income of entities of which the Company owns less than 50% of the equity), (2) the minority interest of majority-owned subsidiaries with fixed charges and (3) fixed charges (excluding capitalized interest). Fixed charges consist of (1) interest expense, whether capitalized or expensed, (2) amortized debt costs, (3) dividends on preferred securities of SCI Finance LLC (which preferred securities were redeemed in June 1997) and (4) an interest factor attributable to rentals.

                     DESCRIPTION OF COMPANY DEBT SECURITIES

     The Company Debt Securities will constitute any of (1) senior debt securities ("Company Senior Debt Securities"), (2) senior subordinated debt securities ("Company Senior Subordinated Debt Securities") or (3) subordinated debt securities ("Company Subordinated Debt Securities"). Company Senior Debt Securities will be issued under a 1998 Senior Indenture (the "Senior Debt Indenture") to be entered into between the Company and The Bank of New York, as trustee. Company Senior Subordinated Debt Securities will be issued under a 1998 Senior Subordinated Indenture (the "Senior Subordinated Debt Indenture") to be entered into between the Company and Chase Bank of Texas, as trustee. Company Subordinated Debt Securities will be issued under a 1998 Subordinated Indenture to be entered into between the Company and Chase Bank of Texas, as trustee (the "Subordinated Debt Indenture"). The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Each of The Bank of New York and Chase Bank of Texas (and any successors thereto as trustees under the respective Indentures) is hereinafter referred to as the "Trustee" with respect to the Indenture under which it acts as Trustee. The Indentures are filed as exhibits to the registration statement.

     The following summaries of certain provisions of the Indentures and the Company Debt Securities do not purport to be complete, and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain capitalized terms used herein but not otherwise defined herein. Whenever defined terms of the applicable Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company, events of default and provisions relating to subordination and conversion.

     The Company Debt Securities may be issued from time to time in one or more series. The following description of the Company Debt Securities sets forth certain general terms and provisions of the Company Debt Securities of all series. The particular terms of each series of Company Debt Securities offered by any prospectus supplement will be described therein.

PROVISIONS APPLICABLE TO COMPANY SENIOR DEBT SECURITIES, COMPANY SENIOR SUBORDINATED DEBT SECURITIES AND COMPANY SUBORDINATED DEBT SECURITIES

     General. The Company Debt Securities, which may include medium term notes, will be unsecured senior, senior subordinated or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures will not (1) limit the amount of Company Debt Securities, Senior Indebtedness (as defined in "-- Provisions Applicable Solely to Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities -- Events of Default"), debentures, notes or other types of indebtedness that may be issued by the Company or any of its Subsidiaries or (2) restrict transactions between the Company and its Affiliates, the payment of dividends or the making of investments by the Company or the transfer of assets by the Company to its Subsidiaries. The Company currently conducts substantially all its operations through Subsidiaries. Consequently, the rights of the Company to receive assets of any Subsidiary (and thus the ability of holders of Company Debt Securities to benefit indirectly from such assets) are subject to the prior claims of creditors of that Subsidiary. Other than as may be set forth in any prospectus supplement, the Indentures and the Company Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Company Debt Securities special protection in the event of a highly leveraged transaction by the Company.

     A prospectus supplement relating to any Company Debt Securities offered will include specific terms relating to the offering. These terms will include the following, among others, to the extent applicable to the offered Company Debt Securities:

     - the title of such Company Debt Securities;

     - classification as Company Senior Debt Securities, Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities, aggregate principal amount, purchase price and denomination;

     - whether such Company Debt Securities that constitute Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities are convertible into common stock, par value $1.00 per share ("Common Stock"), of the Company and, if so, the terms and conditions of conversion including the initial conversion price or conversion rate and any adjustments thereto, the conversion period and other conversion provisions;

     - the date or dates on which such Company Debt Securities will mature;

     - the method used to calculate amounts payable for principal of or premium, if any, or interest, if any, on or upon the redemption of such Company Debt Securities;

     - the interest rate or rates (or the method by which such will be determined), and the dates from which such interest, if any, will accrue;

     - the date or dates on which any such interest will be payable;

     - the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Company Debt Securities will be payable and the place or places where such Company Debt Securities may be presented for transfer and, if applicable, conversion;

     - the obligations, if any, of the Company to redeem, repay or purchase such Company Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof or the right, if any, of the Company to redeem, repay or purchase such Company Debt Securities at its option and the period or periods within which, the price or prices at which and the terms and conditions upon which such Company Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation or right (including the form or method of payment thereof if other than cash);

     - any terms applicable to such Company Debt Securities issued at an original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount shall accrue;

     - any index used to determine the amount of payments of principal of and any premium and interest on such Company Debt Securities;

     - any special United States federal income tax consequences; and

     - any other specified terms of such Company Debt Securities, including any additional, or deleted or different, events of default or remedies or covenants provided with respect to such Company Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any prospectus supplement, the Company Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of any Company Debt Securities. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Company Debt Securities may bear interest at a fixed rate or a floating rate. Company Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Company Debt Securities or to certain Company Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

     The Indentures and the Company Debt Securities will be governed by Texas law.

     Global Securities. The Company Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the prospectus supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Company Debt Securities represented thereby, a Global Security may not be transferred except as a whole (1) by the Depositary for such Global Security to the nominee of the Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (3) by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

     The specific terms of the depositary arrangement with respect to a series of Company Debt Securities will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Company Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated (1) by the dealers, underwriters or agents with respect to such Company Debt Securities or
(2) by the Company if such Company Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Company Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Company Debt Securities. Except as provided below, owners of beneficial interests in a Global Security (1) will not be entitled to have any of the individual Company Debt Securities of the series represented by such Global Security registered in their names, (2) will not receive or be entitled to receive physical delivery of any such Company Debt Securities in definitive form and (3) will not be considered the owners or holders thereof under the Indenture governing such Company Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing practice, if the Company requests any action of the holders, or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

     Payments of principal of and premium, if any, and interest, if any, on individual Company Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Company Debt Securities. None of the Company, the Trustee for such Company Debt Securities, any paying agent and the registrar for such Company Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Company Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Company Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a Global Security representing any such Company Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Company Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the Depositary for a series of Company Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Company Debt Securities of such series in exchange for the Global Security representing such series of Company Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Company Debt Securities, determine not to have any Company Debt Securities of a series represented by one or more Global Securities. In such event, the Company will issue individual Company Debt Securities of such series in exchange for the Global Security or Securities representing such series of Company Debt Securities. Further, if the Company so specifies with respect to the Company Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Company Debt Securities of such series may receive, on terms acceptable to the Company and the Depositary for such Global Security, individual Company Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such Company Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Company Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Company Debt Securities registered in its name. Unless otherwise specified by the Company, individual Company Debt Securities of such series so issued will be issued in denominations of $1,000 and integral multiples thereof.

     Consolidation, Merger, Sale. Each Indenture provides that the Company may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case:

     - immediately after such transaction, the Company or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the Indenture to be kept or performed by the Company;

     - the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia; and

     - the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, the Company's obligations under such Indenture.

In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in such Indenture as the Company and subject to the conditions set forth in the Indenture, and the Company shall be relieved of any further obligation under such Indenture and any Company Debt Securities issued thereunder.

     Discharge and Defeasance. The Company may discharge or defease its obligations with respect to each series of Company Debt Securities as set forth below.

     If (1) the Company Debt Securities have not already been delivered to the Trustee for cancellation and (2) the Company Debt Securities either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year), the Company may discharge all of its obligations (except those set forth below) to holders of any series of Company Debt Securities issued under any Indenture by depositing with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Company Debt Securities of such series and to make any mandatory sinking fund payments thereon when due.

     Unless otherwise provided in the applicable prospectus supplement, the Company may also discharge at any time all of its obligations (except those set forth below) to holders of any series of Company Debt Securities issued under any Indenture (other than convertible Company Debt Securities) ("defeasance") if, among other things:

     - the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of and premium, if any, and interest, if any, on all outstanding Company Debt Securities of such series when due and to make any mandatory sinking fund payments thereon when due, and such funds have been so deposited for 91 days;

     - such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and

     - the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Company Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal and interest payments on such series of Company Debt Securities.

The opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Company Debt Securities of such series, since such a result would not occur under current tax law.

     In the event of such discharge and defeasance of a series of Company Debt Securities, the holders thereof would be entitled to look only to such trust funds for payment of the principal of and any premium and interest on such Company Debt Securities.

     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of Company Debt Securities:

     - the rights of registration of transfer and exchange of Company Debt Securities of such series;

     - the rights of substitution of mutilated, defaced, destroyed, lost or stolen Company Debt Securities of such series;

     - the rights of holders of Company Debt Securities of such series to receive payments of principal thereof and interest, if any, thereon when due and to receive mandatory sinking fund payments, if any, thereon when due from the trust funds held by the Trustee;

     - the rights, obligations, duties and immunities of the Trustee;

     - the rights of holders of Company Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them;

     - the obligations of the Company to maintain an office or agency in respect of Company Debt Securities of such series; and

     - if applicable, the obligations of the Company with respect to the conversion of Company Debt Securities of such series into Common Stock.

     Modification of the Indenture. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Company Debt Securities to:

     - evidence the assumption by a successor corporation of the obligations of the Company under such Indenture;

     - add covenants or new events of default for the protection of the holders of such Company Debt Securities;

     - cure any ambiguity or correct any inconsistency in the Indenture;

     - establish the form and terms of any series of Company Debt Securities and provide for adjustment of conversion rights, if any;

     - evidence the acceptance of appointment by a successor trustee;

     - amend the Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Company Debt Securities issued thereunder; or

     - in the case of Company Senior Debt Securities, secure such Company Senior Debt Securities with any property or assets.

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Company Debt Securities then Outstanding of each series affected by such supplemental Indenture, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Company Debt Securities of such series. However, without the consent of the holder of each outstanding Company Debt Security affected thereby, the Company and the Trustee may not make any of the following modifications:

     - extend the stated maturity of the principal of any Company Debt Security;

     - reduce the principal amount of any Company Debt Security;

     - reduce the rate or extend the time of payment of any interest on any Company Debt Security;

     - reduce or alter the method of computation of any amount payable on redemption, repayment or purchase of any Company Debt Security;

     - reduce the portion of the principal amount of any Original Issue Discount Security payable upon acceleration or provable in bankruptcy;

     - change the coin or currency in which principal and interest, if any, are payable;

     - impair or affect the right to institute suit for the enforcement of any payment, repayment or purchase of any Company Debt Security;

     - if applicable, adversely affect the right to convert Company Debt Securities, any right of repayment at the option of the holder or (solely with respect to the Senior Subordinated Debt Indenture) change, amend or modify the subordination provisions of such Indenture or any of the definitions used in the subordination provisions of such Indenture or consent to the departure from any of the terms of the subordination provisions of such Indenture in each case in any manner that would adversely affect the holders of any of the Company Senior Subordinated Debt Securities issued thereunder; or

     - reduce the percentage in aggregate principal amount of Company Debt Securities of any series issued under such Indenture.

     Without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected, (1) the Senior Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Company Senior Subordinated Debt Securities and (2) the Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Company Subordinated Debt Securities.

     Each of the Indentures provides that the term "Original Issue Discount Security" means any Company Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

     In each of the Indentures, the definition of the term "Outstanding," with reference to Company Debt Securities, provides that in determining whether the holders of the requisite aggregate principal amount of Outstanding Company Debt Securities of any or all series have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture, the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be the portion of the principal amount thereof that would be due and payable as of the date of such determination (as certified by the Company to the Trustee) upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture.

     Issuance of Company Debt Securities to an SCI Capital Trust. Unless otherwise specified in the prospectus supplement, the Declaration of each SCI Capital Trust, as amended and restated, will provide that, in the event Company Debt Securities are issued to an SCI Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such SCI Capital Trust, such Company Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such SCI Capital Trust upon the occurrence of certain events described in the prospectus supplement relating to such Trust Securities. Only one series of Company Debt Securities will be issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust.

     Certain Covenants of the Company. Unless otherwise specified in the prospectus supplement, in the event that Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee pursuant to a Declaration, the Company will make certain covenants as set forth below and as further set forth in the applicable prospectus supplement.

     The Company will covenant that, if Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust and (1) there shall have occurred any event that would constitute a Declaration Event of Default or (2) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee (as such terms are defined in "Description of Preferred Securities
Guarantees -- General"), then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

       -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

     The Company also will covenant that, if Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities by such SCI Capital Trust and the Company shall have given notice of its election to defer payments of interest on such Company Debt Securities by extending the interest payment period as provided in the appropriate Indenture and such period, or any extension thereof, shall be continuing, then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

       -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

     In the event Company Debt Securities are issued to an SCI Capital Trust or an SCI Capital Trustee in connection with the issuance of Trust Securities of such SCI Capital Trust, for so long as such Trust Securities remain outstanding, the Company also will covenant:

     - to directly or indirectly maintain 100 percent ownership of the Common Securities of such SCI Capital Trust (provided, however, that any permitted successor of the Company under the Indentures may succeed to the Company's ownership of such Common Securities);

     - to use its reasonable efforts to cause such SCI Capital Trust:

       -- to remain a statutory business trust, except in connection with the distribution of Company Debt Securities to the holders of Trust Securities in liquidation of such SCI Capital Trust, the redemption of all of the Trust Securities of such SCI Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such SCI Capital Trust; and

       -- to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

     - to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Company Debt Securities.

PROVISIONS APPLICABLE SOLELY TO COMPANY SENIOR DEBT SECURITIES

     General. Company Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal, premium, if any, and interest, if any, with each other series and with all other Senior Indebtedness of the Company.

     Events of Default. Unless otherwise specified in the prospectus supplement, an Event of Default is defined under the Senior Debt Indenture with respect to the Company Senior Debt Securities of any series issued thereunder as being any one or more of the following events:

     (1) default in the payment of any installment of interest upon any of the Company Senior Debt Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of any of the Company Senior Debt Securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

     (3) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Company Senior Debt Securities of such series, as and when such obligation shall become due and payable;

     (4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Company Senior Debt Securities of such series or in the Senior Debt Indenture continuing for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Trustee by registered or certified mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding;

     (5) without the consent of the Company, a court having jurisdiction shall enter an order for relief with respect to the Company under the Bankruptcy Code or, without the consent of the Company, a court having jurisdiction shall enter a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or applicable state insolvency law and the continuance of any such judgment, order or decree is unstayed and in effect for a period of 60 consecutive days;

     (6) the Company shall institute proceedings for entry of an order for relief with respect to the Company under the Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief under the

         Bankruptcy Code or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the Bankruptcy Code;

     (7) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (other than Non-Recourse Indebtedness), whether such Indebtedness exists on the date of the Senior Debt Indenture or shall thereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $50,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, a written notice specifying each such default and requiring the Company to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Senior Debt Indenture; or

     (8) any other Event of Default provided with respect to the Company Senior Debt Securities of such series.

     If an Event of Default with respect to Company Senior Debt Securities of any series then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Company Senior Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the unpaid principal amount (or, if the Company Senior Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Company Senior Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. Upon any such declaration the same shall become and shall be immediately due and payable, anything in the Senior Debt Indenture or in the Company Senior Debt Securities of such series contained to the contrary notwithstanding.

     The right to make such a declaration is subject to the condition that, if at any time after the unpaid principal amount (or such specified amount) of the Company Senior Debt Securities of such series shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, (i) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay (a) all matured installments of interest, if any, upon all of the Company Senior Debt Securities of such series,
(b) the principal of any and all Company Senior Debt Securities of such series which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by the Company Senior Debt Securities of such series to the date of such payment or deposit) and (c) the reasonable compensation, disbursements, expenses and advances of the Trustee, and (ii) any and all defaults under the Senior Debt Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on Company Senior Debt Securities of such series which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the Senior Debt Indenture or provision deemed by the Trustee to be adequate shall have been made therefor, then and in every such case the holders of a majority in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences. No such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

     If any Event of Default with respect to the Company specified in clause (5) or (6) above occurs, the unpaid principal amount (or, if the Company Senior Debt Securities of any series then Outstanding are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of each such series) and accrued interest on all Company Senior Debt Securities of each series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Securityholder. If the Trustee shall have proceeded to enforce any right under the Senior Debt Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Trustee and the Securityholders shall be restored respectively to their several positions and rights under the Senior Debt Indenture, and all rights, remedies and powers of the Company, the Trustee and the Securityholders shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1), (2) or
(3) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by the Company, a paying agent or any Securityholder.

     The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request or direction of any of the holders of Company Senior Debt Securities issued under the Senior Debt Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity.

     No holder of any Company Senior Debt Securities of any series then Outstanding shall have any right by virtue of or by availing of any provision of the Senior Debt Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Senior Debt Indenture or the Company Senior Debt Securities or for the appointment of a receiver or trustee or similar official, or for any other remedy under the Senior Debt Indenture or under the Company Senior Debt Securities, unless:

     - such holder previously shall have given to the Trustee written notice of default and of the continuance thereof;

     - the holders of not less than 25 percent in aggregate principal amount of the Company Senior Debt Securities of such series then Outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee;

     - such holders shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

Notwithstanding any other provisions in the Senior Debt Indenture, the right of any holder of any Company Senior Debt Security to receive payment of the principal of and interest, if any, on such

Company Senior Debt Security, on or after the respective due dates expressed in such Company Senior Debt Security, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder.

     The holders of at least a majority in aggregate principal amount of the Company Senior Debt Securities of any series then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Company Senior Debt Securities of such series. However, subject to certain exceptions, the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The holders of 66 2/3% in aggregate principal amount of the Company Senior Debt Securities of any series then Outstanding may on behalf of the holders of all of the Company Senior Debt Securities of such series waive any past default or Event of Default and its consequences except a default in the payment of interest, if any, on, or the principal of, the Company Senior Debt Securities of such series. Upon any such waiver the Company, the Trustee and the holders of the Company Senior Debt Securities of such series shall be restored to their former positions and rights under the Senior Debt Indenture, respectively. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the Senior Company Debt Securities and the Senior Debt Indenture be deemed to have been cured and to be not continuing.

     Within 90 days after the occurrence of a default, with respect to Company Senior Debt Securities of any series then Outstanding, the Trustee shall mail to all holders of Company Senior Debt Securities of such series, as the names and the addresses of such holders appear upon the Company Senior Debt Securities register, notice of all defaults known to the Trustee with respect to such series, unless such defaults shall have been cured before the giving of such notice. Except in the case of default in the payment of the principal of or interest, if any, on any of the Company Senior Debt Securities, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Securityholders. The term "defaults" for the purpose of these provisions is defined to be the events specified in clauses (1), (2), (3),
(4), (5), (6), (7) and (8) of "-- Provisions Applicable Solely to Company Senior Debt Securities -- Events of Default" above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (4) or (7) but in the case of any default of the character specified in said clause (4) or (7) no such notice to Securityholders shall be given until at least 60 days after the giving of written notice thereof to the Company pursuant to said clause (4) or (7), as the case may be.

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Senior Debt Indenture.

     Limitation on Liens. Neither the Company nor any Subsidiary may mortgage, pledge, encumber or subject to any lien or security interest to secure any obligation of the Company or any obligation of any Subsidiary (other than obligations owing to the Company or a wholly owned Subsidiary) any assets, whether owned as of the date the Senior Debt Indenture was executed or thereafter acquired, without effectively providing that the Company Senior Debt Securities shall be secured equally and ratably with (or prior to) any other obligation so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt of the Company and its Subsidiaries (excluding secured Indebtedness existing as of the date the Senior Debt Indenture was executed and any extensions, renewals or refundings thereof that do not increase the principal amount of Indebtedness so extended, renewed or refunded and excluding secured Indebtedness incurred pursuant to the items set forth in this paragraph below) would not exceed 10% of Consolidated Assets of the Company and its Subsidiaries. However, this restriction will not prevent the Company or any Subsidiary from:

     - acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or creating mortgages, pledges, encumbrances or liens upon property acquired by it within one year of the date of acquisition thereof to secure debt which does not exceed the aggregate acquisition price (including without duplication any debt assumed in connection with such acquisition or otherwise existing with respect to the acquired property) of all property so encumbered;

     - mortgaging, pledging, encumbering or subjecting to any lien or security interest Current Assets to secure Current Liabilities;

     - extending, renewing or refunding any Indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such Indebtedness so extended, renewed or refunded shall not be increased; or

     - securing the payment of workmen's compensation or insurance premiums or making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

     "Consolidated Assets" means, as to any Person, total consolidated assets (including assets subject to Capitalized Leases) of such Person and of its Consolidated Subsidiaries, as determined in accordance with generally accepted accounting principles.

     "Current Assets" of any Person includes all assets of such Person which would be classified as current assets in accordance with generally accepted accounting principles.

     "Current Liabilities" of any Person includes all liabilities of such Person which would be classified as current liabilities in accordance with generally accepted accounting principles.

     Limitation on Sale and Leaseback Transactions. Neither the Company nor any Subsidiary will enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to the Company or a Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by the Company or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

     - such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which the Company or any Subsidiary would have been permitted to create under the covenant described in "-- Provisions Applicable Solely to Company Senior Debt Securities -- Limitation on Liens" without equally and ratably securing the Company Senior Debt Securities; or

     - the Company within 120 days after such transaction applied (and in any such case the Company covenants that it will so apply) an amount equal to the greater of (1) the net proceeds of the sale of the real property leased pursuant to such transaction or (2) the fair value of the real property so leased at the time of entering into such transaction (as determined by the Board of Directors) to the retirement of Funded Debt of the Company.

The amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (1) the principal amount of any Company Senior Debt Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation (for this purpose if the Company Senior Debt Securities of that series are Original Issue Discount Securities, the principal amount of the Outstanding Company Senior Debt Securities of that series shall be computed and adjusted as may be specified in the terms of that series) and (2) the principal amount of Funded Debt, other than Company Senior Debt Securities, voluntarily retired by the Company within 120 days after such sale. No retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

     "Funded Debt" means Indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Indebtedness.

PROVISION APPLICABLE SOLELY TO COMPANY SENIOR SUBORDINATED DEBT SECURITIES

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is or purports to be, pursuant to its terms or the terms of any agreement relating thereto, senior in right of payment to the Company Senior Subordinated Debt Securities and subordinate or junior in right of payment to any other Indebtedness of the Company. No Indebtedness of the Company shall be deemed to be subordinate to any other Indebtedness of the Company solely by virtue of any such other Indebtedness being secured or otherwise having the benefit of any lien or security interest.

PROVISIONS APPLICABLE SOLELY TO COMPANY SENIOR SUBORDINATED DEBT SECURITIES AND COMPANY SUBORDINATED DEBT SECURITIES

     Events of Default. Unless otherwise specified in the prospectus supplement, an Event of Default is defined under each of the Senior Subordinated Debt Indenture and Subordinated Debt Indenture (together, the "Subordinated Indentures") with respect to the Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities (together, the "Subordinated Securities") of any series issued under such Subordinated Indentures being as one or more of the following events:

     (1) default in the payment of any installment of interest upon any of the Subordinated Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of any of the Subordinated Securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

     (3) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to any of the Subordinated Securities of such series, as and when such obligation shall become due and payable;

     (4) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Subordinated Securities of such series or in the Subordinated Indenture applicable to such series continuing for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the

         Subordinated Securities of such series issued under the applicable Subordinated Indenture then Outstanding;

     (5) without the consent of the Company a court having jurisdiction shall enter an order for relief with respect to the Company under the Bankruptcy Code or without the consent of the Company a court having jurisdiction shall enter a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or applicable state insolvency law and the continuance or any such judgment, order or decree is unstayed and in effect for a period of 60 consecutive days;

     (6) the Company shall institute proceedings for entry of an order for relief with respect to the Company under the Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or relief under the Bankruptcy Code or any applicable state law, or shall consent to filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the Bankruptcy Code;

     (7) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, whether such Indebtedness exists on the date of the applicable Subordinated Indenture or shall thereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instrument, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $50,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding, a written notice specifying each such default and requiring the Company to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the applicable Subordinated Indenture; or

     (8) any other Event of Default provided with respect to the Subordinated Securities of such series under the applicable Subordinated Indenture.

     If an Event of Default with respect to Subordinated Securities of any series then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Subordinated Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the unpaid principal amount (or, if the Subordinated Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Subordinated Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable, anything in the applicable

Subordinated Indenture or in the Subordinated Securities of such series contained to the contrary notwithstanding.

     The right to make such a declaration is subject to the condition that, if at any time after the unpaid principal amount (or such specified amount) of the Subordinated Securities of such series shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, (i) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay (a) all matured installments of interest, if any, upon all of the Subordinated Securities of such series, (b) the principal of any and all Subordinated Securities of such series which shall have become due otherwise than by acceleration (with interest on overdue installments of interest, if any, to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by the Subordinated Securities of such series to the date of such payment or deposit) and (c) the reasonable compensation, disbursements, expenses and advances of the Trustee, its agents, attorneys and counsel, and (ii) any and all defaults under the applicable Subordinated Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on Subordinated Securities of such series which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the applicable Subordinated Indenture or provision deemed by the Trustee to be adequate shall have been made therefor -- then and in every such case the holders of a majority in aggregate principal amount of the Subordinated Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences. No such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

     If any Event of Default with respect to the Company specified in clause (5) or (6) above occurs, the unpaid principal amount (or, if the Subordinated Securities of any series then Outstanding are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of each such series) and accrued interest on all Subordinated Securities of each series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Securityholder. If the Trustee shall have proceeded to enforce any right under the applicable Subordinated Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Trustee and the Securityholders shall be restored respectively to their several positions and rights under the applicable Subordinated Indenture, and all rights, remedies and powers of the Company, the Trustee and the Securityholders shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1),
(2) or (3) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by the Company, a Paying Agent or any Securityholder.

     Each of the Subordinated Indentures provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under such Subordinated Indenture at the request or direction of any of the holders of Subordinated Securities issued under such Subordinated Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity.

     No holder of any Subordinated Securities of any series then Outstanding shall have any right by virtue of or by availing of any provision of the applicable Subordinated Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to such Subordinated Indenture or the Subordinated Securities issued under such Subordinated Indenture or for the appointment of a receiver or trustee or similar official, or for any other remedy under such Subordinated Indenture or thereunder, unless:

     - such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as provided in such Subordinated Indenture;

     - the holders of not less than 25 percent in aggregate principal amount of the Subordinated Securities of such series then Outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee under such Subordinated Indenture;

     - such holders shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

Notwithstanding any other provisions in the applicable Subordinated Indenture, but subject to the subordination provisions of the applicable Subordinated Indenture, the right of any holder of any Subordinated Security to receive payment of the principal of and interest, if any, on such Subordinated Security, on or after the respective due dates expressed in such Subordinated Security, or, if applicable, to convert such Subordinated Security as provided in the applicable Subordinated Indenture, or to institute suit for the enforcement of any such payment on or after such respective dates or for the enforcement of any such right to convert shall not be impaired or affected without the consent of such holder.

     The holders of a majority in aggregate principal amount of the Subordinated Securities of any series then Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to Subordinated Securities of such series. However, subject to certain exceptions, the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series then Outstanding may on behalf of the holders of all of the Subordinated Securities of such series waive any past default or Event of Default under the applicable Subordinated Indenture and its consequences except a default in the payment of interest, if any, on, or the principal of, the Subordinated Securities of such series. Upon any such waiver the Company, the Trustee and the holders of the Subordinated Securities of such series shall be restored to their former positions and rights under the applicable Subordinated Indenture, respectively. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the applicable Subordinated Securities and the applicable Subordinated Indenture be deemed to have been cured and to be not continuing.

     Within 90 days after the occurrence of a default, with respect to Subordinated Securities of any series then Outstanding, the Trustee shall mail to all holders of Subordinated Securities of such series, as the names and the addresses of such holders appear upon the applicable Subordinated Security register, notice of all defaults known to the Trustee with respect to such series, unless such defaults shall have been cured before the giving of such notice. Except in the case of default in the payment of the principal of or interest, if any, on any of the Subordinated Securities, or in the payment or satisfaction of any sinking fund or other purchase obligation, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Securityholders. The term "defaults" for the purpose of these provisions is defined to be the events specified in clauses (1), (2), (3), (4), (5), (6), (7) and (8) of "-- Provisions Applicable Solely to Company Senior Subordinated Debt Securities and Company Subordinated Debt Securities -- Events of Default" above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in clause (4) or (7) but in the case of any default of the character specified in said clause (4) or (7) no such notice to Securityholders shall be given until at least 60 days after the giving of written notice thereof to the Company pursuant to said clause (4) or (7), as the case may be).

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the applicable Subordinated Indenture.

     Subordination. The Subordinated Securities will be subordinate and junior in right to payment, to the extent set forth in the applicable Subordinated Indenture, to all Senior Indebtedness of the Company. If the Company defaults in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made (1) for principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities, or (2) in respect of any redemption, retirement, purchase or other acquisition of the applicable Subordinated Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Securities or otherwise made in capital stock of the Company.

     "Senior Indebtedness" is defined in the Senior Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time, except:

     - any Indebtedness of the Company that pursuant to its terms or the terms of any agreement relating thereto or by operation of law is subordinate or junior in right of payment to any other Indebtedness of the Company (provided that no Indebtedness of the Company shall be deemed to be subordinate to any other Indebtedness of the Company solely by virtue of any such other Indebtedness being secured or otherwise having the benefit of any lien or security interest);

     - any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Company Senior Subordinated Debt Securities;

     - the Company Senior Subordinated Debt Securities;

     - the Company's subordinated indebtedness;

     - any Indebtedness of the Company to a wholly owned Subsidiary of the Company;

     - interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws; and

     - trade accounts payable.

     "Senior Indebtedness" is defined in the Subordinated Debt Indenture as Indebtedness of the Company outstanding at any time, except:

     - any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Company Subordinated Debt Securities;

     - the Company Subordinated Debt Securities;

     - the Company's existing subordinated indebtedness;

     - any Indebtedness of the Company to a wholly owned Subsidiary of the Company;

     - interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws; and

     - trade accounts payable.

     "Indebtedness" is defined in each Subordinated Indenture as, with respect to any Person, (1)(a) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the applicable Subordinated Indenture or is thereafter created, assumed or incurred, (b) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets and (c) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (2) any other indebtedness of such Person, including any indebtedness representing the deferred and unpaid balance of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the applicable Subordinated Indenture or is thereafter created, assumed or incurred by such Person and (3) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause
(1) or (2) above.

     If (1) without the consent of the Company a court having jurisdiction shall enter (a) an order for relief with respect to the Company under the United States federal bankruptcy laws, (b) a judgment, order or decree adjudging the Company as bankrupt or insolvent or (c) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (2) the Company shall (a) institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, (b) consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, (d) shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property or (e) make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities.

     In such event, any payment or distribution on account of the principal of or premium, if any, or interest, if any, on the applicable Subordinated Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the applicable Subordinated Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the applicable Subordinated Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Securities issued under the applicable Subordinated Indenture, will be entitled to be repaid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of or any interest on the Subordinated Securities issued under the applicable Subordinated Indenture and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Securities issued under the applicable Subordinated Indenture and such other obligations.

     If, notwithstanding the foregoing, any payment or distribution on the Subordinated Securities issued under the applicable Subordinated Indenture of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities issued under the applicable Subordinated Indenture, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Securities issued under the applicable Subordinated Indenture in contravention of any of the terms of the applicable Subordinated Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same.

     Each of the Subordinated Indentures will provide that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the Subordinated Securities of such series shall have been paid in full. Payments or distributions received by such holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness with respect to such series, shall, as between the Company and its creditors other than the holders of such Senior Indebtedness, on the one hand, and such holders, on the other hand, be deemed to be a payment by the Company on account of such Senior Indebtedness, and not on account of the Subordinated Securities of such series.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Securities.

     Conversion. Each of the Subordinated Indentures may provide that a series of Subordinated Securities may be convertible into Common Stock (or cash in lieu thereof). The following provisions will apply to Company Debt Securities that are convertible Subordinated Securities unless otherwise provided in the prospectus supplement for such Company Debt Securities.

     The holder of any convertible Subordinated Securities will have the right exercisable at any time prior to maturity, subject to prior redemption or purchase by the Company, to convert such Subordinated Securities into shares of Common Stock at the conversion price or conversion rate set forth in the prospectus supplement, subject to adjustment. The holder of convertible Subordinated Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof.

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the applicable Subordinated Indenture. Such events include:

     - issuances of shares of Common Stock as a dividend or distribution on the Common Stock;

     - subdivisions, combinations and reclassifications of the Common Stock;

     - redemptions of the preferred share purchase rights associated with the Common Stock;

     - the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the applicable Subordinated Indenture); and

     - the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above).

No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate.

     The Company has been advised by its counsel that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Securities issued under the applicable Subordinated Indenture or holders of Common Stock that would be taxable pursuant to Treasury Regulations issued under
Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution will be the fair market value of the Common Stock that is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Common Stock will not be issued upon conversion. In lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. Upon conversion, no adjustments will be made for accrued interest or dividends. Accordingly, convertible Subordinated Securities surrendered for conversion between an interest payment date and on or prior to the record date pertaining to the subsequent interest payment date will not be considered Outstanding and no interest will be paid on the related interest payment date. Convertible Subordinated Securities surrendered for conversion during the period between the close of business on any record date for an interest payment date for such convertible Subordinated Security and the opening of business on the related interest payment date (or on the related interest payment date) shall be considered Outstanding for purposes of payment of interest on such related interest payment date and therefore must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

     In the case of any consolidation or merger of the Company (with certain exceptions) or any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, the holder of convertible Subordinated Securities, after the consolidation, merger, sale, lease, exchange or other disposition, will have the right to convert such convertible Subordinated Securities into the kind and amount of securities, cash and other property that the holder would have been entitled to receive upon or in connection with such consolidation, merger, sale, lease, exchange or other disposition, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Securities issued under the applicable Subordinated Indenture immediately prior to such consolidation, merger, sale, lease, exchange or other disposition.

PROVISIONS APPLICABLE SOLELY TO COMPANY SUBORDINATED DEBT SECURITIES

     Purchase of Company Subordinated Debt Securities at Option of the Holder upon Change in Control. Unless otherwise specified in the prospectus supplement, if on or prior to maturity there shall have occurred a Change in Control (as defined below), the Company Subordinated Debt Securities shall be purchased, at the option of the holder thereof, by the Company at the purchase price specified in the Company Subordinated Debt Securities (the "Change in Control Purchase Price"), on the date that is 35 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date"), subject to the subordination provisions of the Subordinated Debt Indenture and satisfaction by or on behalf of the holder of the following requirements:

     - the delivery of a written notice of purchase (a "Change in Control Purchase Notice") to the Trustee at any time prior to the close of business on the Change in Control Purchase Date stating:

      -- the certificate number or numbers of the Company Subordinated Debt
         Security or Securities which the holder will deliver to be purchased;

      -- the portion of the principal amount of the Company Subordinated Debt
         Security or Securities which the holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof; and

      -- that such Company Subordinated Debt Security or Securities shall be purchased on the Change in Control Purchase Date pursuant to the terms and conditions specified in such Company Subordinated Debt Securities; and

     - the delivery of the Company Subordinated Debt Securities, by hand or by registered mail prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements) to the Trustee.

The Change in Control Purchase Price shall be so paid pursuant to the Subordinated Debt Indenture only if the Company Subordinated Debt Securities so delivered to the Trustee conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

     As provided in the Subordinated Debt Indenture, any holder delivering to the Trustee the Change in Control Purchase Notice may withdraw such Change in Control Purchase Notice by delivery at any time prior to or before the close of business on the Change in Control Purchase Date of a written notice of withdrawal to the Trustee specifying:

     - the certificate number or numbers of the Company Subordinated Debt Security or Securities in respect of which such notice of withdrawal is being submitted;

     - the principal amount of the Company Subordinated Debt Security or Securities with respect to which such notice of withdrawal is being submitted; and

     - the principal amount, if any, of the Company Subordinated Debt Security or Securities which remain subject to the original Change in Control Purchase Notice, and which have been or will be delivered for purchase by the Company.

     Upon receipt by the Company of the Change in Control Purchase Notice, the holder of the Company Subordinated Debt Securities in respect of which such Change in Control Purchase Notice was given shall (unless such Change in Control Purchase Notice is withdrawn) thereafter be entitled to receive solely the Change in Control Purchase Price with respect to such Company Subordinated Debt Securities. Such Change in Control Purchase Price shall be paid to such holder promptly following the later of (1) the Change in Control Purchase Date with respect to such Company Subordinated Debt Securities and (2) the time of delivery of such Company Subordinated Debt Securities to the Trustee by the holder thereof in the manner required by the Subordinated Debt Indenture.

     Company Subordinated Debt Securities in respect of which a Change in Control Purchase Notice has been given by the holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Change in Control Purchase Notice, unless such Change in Control Purchase Notice has first been validly withdrawn as specified in the Subordinated Debt Indenture. Notwithstanding the foregoing, there shall be no purchase of any Company Subordinated Debt Securities if there has occurred and is continuing an Event of Default (other than a default in the payment of the Change in Control Purchase Price) as defined in the Subordinated Debt Indenture.

     A "Change in Control" shall be deemed to have occurred at such time as any of the following events shall occur:

     - Any person (as defined below), together with its Affiliates and Associates (as defined below), shall file a report under or in response to Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (and including any rule or regulation promulgated pursuant thereto and including any successor statute or any rule or regulation promulgated pursuant thereto, the "Exchange Act") disclosing that such person has become the beneficial owner (as the term "beneficial owner" is defined pursuant to the Exchange Act) of either (A) 50% or more of the shares of Common Stock then outstanding or (B) 50% or more of the voting power of the Voting Stock (as defined below) of the Company then outstanding. For purposes of this paragraph, a person shall not be deemed the beneficial owner of (1) any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person, or its Affiliates or Associates, until such tendered securities are accepted for purchase or exchange thereunder, or (2) any securities in respect of which beneficial ownership by such person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with, the Exchange Act and not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

     - There shall be consummated any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Company to any other corporation or corporations or other person or persons (other than a Subsidiary of the Company).

     - There shall be consummated any consolidation of the Company with or merger of the Company with or into any other corporation or corporations or entity or entities (whether or not affiliated with the Company) in which the Company is not the sole surviving or continuing corporation or pursuant to which the shares of Common Stock outstanding immediately prior to the consummation of such consolidation or merger are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of Common Stock receive, directly or indirectly, (A) 75% or more of the Common Stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such consolidation or merger and (B) securities representing 75% or more of the combined voting power of the Voting Stock of the sole surviving or continuing corporation outstanding immediately following the consummation thereof of such consolidation or merger.

     "Associate" shall have the meaning ascribed to such term pursuant to the Exchange Act as in effect on the date of the Subordinated Debt Indenture.

     For purposes of the Change in Control provisions of the Subordinated Debt Indenture, "person" shall mean a "person" as defined in or for purposes of the Exchange Act, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of the Exchange Act.

     "Voting Stock" shall mean, with respect to any person, the capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such persons (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     Within 15 business days after the occurrence of a Change in Control, the Company shall mail a written notice of Change in Control by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law) and shall cause a copy of such notice to be published at least once in the national edition of The Wall Street Journal. The notice shall include or transmit a form of Change in Control Purchase Notice to be completed by the holder and shall state:

     - the events causing a Change in Control and the date of such Change in Control;

     - the date by which the Change in Control Purchase Notice pursuant to the Subordinated Debt Indenture must be given;

     - the Change in Control Purchase Date;

     - the Change in Control Purchase Price;

     - the name and address of the Trustee;

     - that the Company Subordinated Debt Securities must be surrendered to the Trustee to collect payment;

     - that the Change in Control Purchase Price for any Company Subordinated Debt Security as to which a Change in Control Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date or the time of surrender of such Company Subordinated Debt Securities;

     - the procedures the holder must follow to exercise rights under the Subordinated Debt Indenture and a brief description of those rights; and

     - the procedures for withdrawing a Change in Control Purchase Notice.

     Prior to 12:00 Noon (local time in the City of New York) on the business day following the Change in Control Purchase Date, the Company shall deposit with the Trustee an amount of cash in immediately available funds or securities, if expressly permitted under the Subordinated Debt Indenture, sufficient to pay the aggregate Change in Control Purchase Price of all Company Subordinated Debt Securities or portions thereof which are to be purchased. If a deposit is made with the Trustee of the aforesaid amount of cash or securities, the Company Subordinated Debt Securities or portions thereof with respect to which a Change in Control Purchase Notice has been delivered and not validly withdrawn shall become due and payable as of the business day following the applicable Change in Control Purchase Date. On and after such date, interest on such Company Subordinated Debt Securities shall cease and all other rights of the holders thereof shall terminate, other than the right to receive the Change in Control Purchase Price upon delivery of such Company Subordinated Debt Securities to the Trustee. To the extent that the aggregate amount of cash deposited by the Company exceeds the aggregate Change in Control Purchase Price of the Company Subordinated Debt Securities or portions thereof to be purchased, then promptly after the Change in Control Purchase Date, the Trustee shall return any such excess to the Company, together with interest or dividends, if any, thereon.

CONCERNING THE TRUSTEES

     Each of the Trustees is a depositary for funds of, makes loans to and performs other services for the Company and certain of its affiliates in the normal course of business.

     Chase Bank of Texas will serve as Trustee under the Senior Subordinated Debt Indenture and as Trustee under the Subordinated Debt Indenture. No securities were outstanding as of June 30, 1998 under the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture. Chase Bank of Texas currently serves as Trustee under (1) the Debenture Indenture (the "Debenture Indenture") dated as of June 15, 1992, between the Company and Chase Bank of Texas, as trustee, and (2) the Guarantees of Notes of Subsidiaries Indenture (the "Guarantees Indenture") dated as of May 1, 1970, between the Company and Chase Bank of Texas, as trustee. Debt of the Company issued pursuant to the Debenture Indenture and the Guarantees Indenture constitutes Senior Indebtedness. As of June 30, 1998, the Company had outstanding approximately $47.7 million principal amount of Senior Indebtedness issued pursuant to the Debenture Indenture and approximately $43.7 million principal amount of guarantees issued pursuant to the Guarantees Indenture.

     The Bank of New York will serve as Trustee under the Senior Debt Indenture. As of June 30, 1998, there were no Securities outstanding under such Senior Debt Indenture. The Bank of New York currently serves as Trustee under the Senior Indenture dated as of February 1, 1993 (the "1993 Senior Debt Indenture") pursuant to which unsecured debt securities of SCI are outstanding representing approximately $2,378.3 million of Senior Indebtedness as of June 30, 1998.

     Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities issued under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trust Indenture Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned.

     Pursuant to the Trust Indenture Act, Chase Bank of Texas, as trustee under the Senior Subordinated Debt Indenture, the Subordinated Debt Indenture, the Debenture Indenture and the

Guarantees Indenture, and The Bank of New York, as trustee under the Senior Debt Indenture and the 1993 Senior Debt Indenture, could be required to resign as trustee under one or more of such indentures should a default occur under one or more of such indentures. In such event, the Company would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable indenture or indentures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of June 30, 1998, the Company had authorized capital stock consisting of 1,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock"), and 500,000,000 shares of Common Stock. As of June 30, 1998, the Company had outstanding 257,186,137 shares of Common Stock, and 24,573,855 shares were reserved for future issuance. No shares of Preferred Stock were outstanding on such date.

     The following description of the Common Stock does not purport to be complete and is qualified in its entirety by reference to applicable provisions of Texas law, the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), the Company's Bylaws (the "Bylaws") and the Rights Agreement dated as of May 14, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agent").

COMMON STOCK

     Subject to the prior rights of holders of shares of Preferred Stock, the holders of shares of Common Stock:

     - are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor;

     - are entitled to one vote per share;

     - have no preemptive or conversion rights;

     - are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and

     - are entitled upon liquidation to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of the liquidation preference of Preferred Stock.

Voting is non-cumulative. The outstanding shares of Common Stock are fully paid and non-assessable.

     Under the terms of the credit agreements between the Company and its bank lenders, there are no restrictions upon the payment of cash dividends on, or the repurchase of, Common Stock; except that under the terms of credit agreements with certain banks SCI is required to maintain a net worth (as defined) in excess of $1.1 billion. This net worth requirement from time to time could restrict the payment of dividends on the Common Stock. At June 30, 1998, the Company's net worth (as defined) was $2.937 billion.

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

     The Articles of Incorporation contain various provisions that may be deemed to have an anti-takeover effect. These provisions include the following:

     - the requirement of a four-fifths vote of outstanding shares of capital stock:

      -- to approve the merger or consolidation of the Company, or the exchange by the Company of its securities, with a holder of 10% or more of the Company's capital stock;

      -- to remove directors with or without cause; and

      -- to amend or repeal any of these provisions;

     - the creation of a classified Board of Directors consisting of three classes;

     - the establishment of a minimum of nine and a maximum of 15 directors;

     - the ability of the directors, by four-fifths vote, to remove a director, subject to approval by a majority vote of the shareholders; and

     - the right of directors to fill vacancies on the board without the approval of shareholders.

SHAREHOLDER RIGHTS PLAN

     On July 28, 1998 (the "Record Date"), the Company paid a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock of the Company to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1.00 per share (the "Series D Preferred Shares"), of the Company at a price of $220 per one one-thousandth of a Series D Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Stock or (2) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of a Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Series D Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Preferred Shares, (2) upon the grant to holders of the Series D Preferred Shares of certain rights or warrants to subscribe for or purchase Series D Preferred Shares at a price, or securities convertible into Series D Preferred Shares with a conversion price, less than the then-current market price of the Series D Preferred Shares or (3) upon the distribution to holders of the Series D Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series D Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a Series D Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Series D Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series D Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series D Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series D Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Each Series D Preferred Share will have one vote, voting together with the Common Stock.

     Because of the nature of the Series D Preferred Shares' dividend and liquidation rights, the value of the one one-thousandth interest in a Series D Preferred Share purchasable upon exercise of each Right should approximate, to some degree, the value of one share of Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or of a number of shares of preferred stock, or fraction thereof, having equivalent value to one share of Common Stock) per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series D Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series D Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (1) any percentage greater than the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the time a person has become an Acquiring Person, redeem all but not less than all the then outstanding Rights at the Redemption Price.

PREFERRED STOCK

     Under the Articles of Incorporation, SCI has the authority to issue 1,000,000 shares of Preferred Stock. The Board of Directors of SCI is empowered, without approval of the shareholders, to cause shares of Preferred Stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidation. Dividends on the Preferred Stock, both for the current period and all past periods, must be paid or set apart for payment before any dividends (other than in stock junior to the Preferred Stock) can be paid on the Common Stock and before any other distribution on or redemption of any Common Stock by the Company. The holders of Preferred Stock will be entitled to one vote per share in the election of directors and on all matters submitted to shareholders. The Company may not, without the approval of the holders of at least two-thirds of the outstanding shares of Preferred Stock (and subject to the provisions of the Articles of Incorporation referred to under "-- Certain Provisions Affecting Control of the Company" above), among other things, amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Bylaws of the Company if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock. Except for matters on which the Preferred Stock is entitled to vote as a class, shares of outstanding Preferred Stock vote together with the Common Stock. Voting is noncumulative. If dividends payable on any series shall be in arrears in an amount equivalent to six dividend payments, the holders of Preferred Stock voting as a class have the right to elect two directors to the Board of Directors to serve until all past due dividends have been paid. Issuance of Preferred Stock could involve dilution of the equity of the holders of Common Stock and restriction on the rights of such shareholders to receive dividends. The Board of Directors has designated and reserved for issuance 500,000 shares of the Company's Preferred Stock as Series D Junior Participating Preferred Stock, which may be issued upon the exercise of the Rights that are associated with the Common Stock. See "-- Shareholder Rights Plan" above.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue warrants to purchase Common Stock ("Common Stock Warrants"), which may be titled either "options" or "warrants," for the purchase of Common Stock. The Common Stock Warrants may be issued independently or together with any Securities offered by any prospectus supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the prospectus supplement relating to the particular issue of offered Common Stock Warrants. The Warrant Agent will act solely as an agent of the Company in connection with certificates representing Common Stock Warrants (the "Common Stock Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Common Stock Warrant Certificates or beneficial owners of Common Stock Warrants. The form of Warrant Agreement, including the form of Common Stock Warrant Certificate representing the Common Stock Warrants, is filed as an exhibit to the registration statement to which this prospectus pertains. The following summaries of certain provisions of the form of Warrant Agreement and Common Stock Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Common Stock Warrant Certificate.

GENERAL

     Reference is made to the accompanying prospectus supplement relating to the Common Stock Warrants, if Common Stock Warrants are offered, for the following terms of the Common Stock Warrants:

     - the offering price;

     - the number of shares of Common Stock purchasable upon exercise of each such Common Stock Warrant and the price at which such number of shares of Common Stock may be purchased upon such exercise;

     - the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); and

     - any other terms of such Common Stock Warrants (and the accompanying prospectus supplement may state that any of the terms set forth herein are inapplicable to such series).

     Common Stock Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Common Stock Warrant Certificates may be exchanged for new Common Stock Warrant Certificates of different denominations, may (if in registered form) be presented for registration or transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF COMMON STOCK WARRANTS

     Each Common Stock Warrant will entitle the holder thereof to purchase such shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered Common Stock Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable prospectus supplement of the amount required to purchase the Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Common Stock Warrant Certificate. Common Stock Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Common Stock Warrant Certificate evidencing such Common Stock Warrants. Upon receipt of such payment and the Common Stock Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement, the Company will, as soon as practicable, issue and deliver the Common Stock purchasable upon such exercise. If fewer than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreement for a series of Common Stock Warrants may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:

     (1) the issuance of Common Stock as a dividend or distribution on the Common Stock;

     (2) subdivisions and combinations of the Common Stock;

     (3) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); and

     (4) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants to subscribe for or purchase such evidences of indebtedness or assets (excluding those referred to above).

     If the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (4) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights. In lieu of making any adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, the Company may make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment required pursuant to clause (4) above.

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

     In the case of (1) a reclassification or change of the Common Stock, (2) a consolidation or merger involving the Company or (3) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of the Company's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each SCI Capital Trust may issue, from time to time, only one series of Preferred Securities having terms described in the prospectus supplement relating thereto. The Declaration of each SCI Capital Trust authorizes the Regular Trustees of such SCI Capital Trust to issue on behalf of such SCI Capital Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Company Debt Securities held by the SCI Capital Trust and described in the prospectus supplement relating thereto.

     Reference is made to the prospectus supplement relating to the Preferred Securities of the SCI Capital Trust for specific terms, including, without limitation:

     - the distinctive designation of such Preferred Securities;

     - the number of Preferred Securities issued by such SCI Capital Trust;

     - the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such SCI Capital Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall be payable on a periodic basis to holders of such Preferred Securities as of a record date in each period during which such Preferred Securities are outstanding);

     - whether distributions on Preferred Securities issued by such SCI Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such SCI Capital Trust shall be cumulative;

     - the amount or amounts which shall be paid out of the assets of such SCI Capital Trust to the holders of the Preferred Securities of such SCI Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such SCI Capital Trust;

     - the obligation, if any, of such SCI Capital Trust to purchase or redeem Preferred Securities issued by such SCI Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such SCI Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the voting rights, if any, of Preferred Securities issued by such SCI Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more SCI Capital Trust, or of both, as a condition to specified action or amendments to the Declaration of such SCI Capital Trust;

     - the terms and conditions, if any, upon which the Company Debt Securities may be distributed to holders of Preferred Securities;

     - if applicable, any Securities exchange upon which the Preferred Securities shall be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such SCI Capital Trust not inconsistent with the Declaration of such SCI Capital Trust or with applicable law.

     All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of Preferred Securities, each SCI Capital Trust will issue one series of Common Securities. The Declaration of each SCI Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such SCI Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by an SCI Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such SCI Capital Trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon a Declaration Event of Default, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the SCI Capital Trustees of an SCI Capital Trust. All of the Common Securities of each SCI Capital Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default occurs and is continuing, then the holders of Preferred Securities of such SCI Capital Trust would rely on the enforcement by the Institutional Trustee of its rights as holder of the applicable series of Company Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such SCI Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Company Debt Securities.

     If the Institutional Trustee fails to enforce its rights under the applicable series of Company Debt Securities, a holder of Preferred Securities of such SCI Capital Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Company Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Company Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such SCI Capital Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Company Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Company Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

PROPOSED TAX LEGISLATION

     As a part of President Clinton's Fiscal 1999 Budget Proposal, the Treasury Department has proposed legislation (the "Proposed Legislation") that, among other things, will treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the SCI Capital Trusts. A similar proposal was included in President Clinton's 1998 Budget Proposal but was not included in either the Taxpayer Relief Act of 1997 or the I.R.S. Restructuring and Reform Bill of 1998. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation would not have a retroactive effective date and that such future legislation would not prevent SCI from deducting interest on the Company Debt Securities.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the guarantees by the Company with respect to the Preferred Securities of each of the SCI Capital Trusts (each, a "Preferred Securities Guarantee"), which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Chase Bank of Texas will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. This summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable SCI Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by an SCI Capital Trust, the Guarantee Payments (as defined below) (except to the extent paid by such SCI Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such SCI Capital Trust may have or assert. The following payments with respect to Preferred Securities issued by an SCI Capital Trust to the extent not paid by such SCI Capital Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication):

     - any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such SCI Capital Trust shall have funds available therefor;

     - the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such SCI Capital Trust has funds available therefor with respect to any Preferred Securities called for redemption by such SCI Capital Trust; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of such SCI Capital Trust (other than in connection with the distribution of Company Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of:

      -- the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such SCI Capital Trust has funds available therefor; and

      -- the amount of assets of such SCI Capital Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such SCI Capital Trust.

     The Redemption Price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable SCI Capital Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will not apply to any payment of distributions except to the extent such SCI Capital Trust shall have funds available therefor. If the Company does not make interest payments on the Company Debt Securities purchased by an SCI Capital Trust, such SCI Capital Trust will not pay distributions on the Preferred Securities issued by such SCI Capital Trust and will not have funds available therefore. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Company Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of such SCI Capital Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the SCI Capital Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an event of default under the applicable Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise specified in the prospectus supplement, in each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable SCI Capital Trust remain outstanding, if there shall have occurred any event that would constitute a Declaration Event of Default or an event of default under such Preferred Securities Guarantee, then:

     - the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, other than:

      -- purchases or acquisitions of shares of SCI capital stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock;

      -- as a result of a reclassification of SCI capital stock or the exchange or conversion of one class or series of SCI capital stock for another class or series of SCI capital stock; or

      -- the purchase of fractional interests in shares of SCI capital stock pursuant to the conversion or exchange provisions of such SCI capital stock or the security being converted or exchanged; and

     - the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Company Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable SCI Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a Preferred

Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable SCI Capital Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable SCI Capital Trust (1) upon full payment of the Redemption Price of all Preferred Securities of such SCI Capital Trust, (2) upon distribution of the Company Debt Securities held by such SCI Capital Trust to the holders of the Preferred Securities of such SCI Capital Trust or (3) full payment of the amounts payable in accordance with the Declaration of such SCI Capital Trust upon liquidation of such SCI Capital Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable SCI Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENT OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant SCI Capital Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such SCI Capital Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank:

     - subordinate and junior in right of payment to all other liabilities of the Company;

     - pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now, or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and

     - senior to the Common Stock.

     The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable SCI Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee. After default, the Preferred Guarantee Trustee shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates maintain a banking relationship with the Preferred Guarantee Trustee.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of Texas.

                    EFFECT OF OBLIGATIONS UNDER COMPANY DEBT
                 SECURITIES AND PREFERRED SECURITIES GUARANTEES

     As set forth in the Declaration, the sole purpose of each of the SCI Capital Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the SCI Capital Trusts and to invest the proceeds from such issuance and sale in the Company Debt Securities.

     As long as payments of interest and other payments are made when due on the Company Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Company Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Company Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities;

     - the Company shall pay all, and the applicable SCI Capital Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the applicable SCI Capital Trust (other than with respect to the Trust Securities); and

     - the Declaration further provides that the SCI Trustees shall not take or cause or permit the applicable SCI Capital Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable SCI Capital Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Preferred Securities Guarantees." If the Company does not make interest payments on the Company Debt Securities purchased by the applicable SCI Capital Trust, it is expected that the applicable SCI Capital Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the applicable SCI Capital Trust has sufficient funds for the payment of such distributions. The Preferred Securities Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Company Debt Securities held by the applicable SCI Capital Trust as its sole asset. The Preferred Securities Guarantee, when taken together with the Company's obligations under the Company Debt Securities and the Indentures and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the applicable SCI Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If the Company fails to make interest or other payments on the Company Debt Securities when due (taking account of any extension period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in any accompanying prospectus supplement, may direct the Institutional Trustee to enforce its rights under the Company Debt Securities. If the Institutional Trustee fails to enforce its rights under the Company Debt Securities, a holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Company Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Company Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Company Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Preferred Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the applicable SCI Capital Trust, the Preferred Guarantee Trustee, or any other person or entity.

     The Company and each of the SCI Capital Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities Guarantees -- General."

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue stock purchase contracts ("Stock Purchase Contracts"), representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of stock purchase units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (1) Company Senior Debt Securities, Company Senior Subordinated Debt Securities or Company Subordinated Debt Securities, (2) debt obligations of third parties, including U.S. Treasury Securities, or (3) Preferred Securities of an SCI Capital Trust, securing the holder's obligations to purchase the Common Stock under the Stock

Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid Stock Purchase Contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (1) the Stock Purchase Contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and (3) if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                              PLAN OF DISTRIBUTION

     The Company and/or any SCI Capital Trust may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The place and time of delivery for the Securities will be set forth in the prospectus supplement.

     In connection with the sale of Securities, underwriters may receive compensation from the Company, from any SCI Capital Trust or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and/or any SCI Capital Trust, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the prospectus supplement.

     Under agreements which may be entered into by the Company and/or any SCI Capital Trust, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and/or any SCI Capital Trust against certain liabilities, including liabilities under the Act.

     The Company and/or any SCI Capital Trust may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If the Company and/or any SCI Capital Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such Securities.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company and/or an SCI Capital Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with the Company and/or an SCI Capital Trust and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Act, in connection with the Securities remarketed thereby.

     Offers to purchase Securities may be solicited directly by the Company and/or any SCI Capital Trust and the sale thereof may be made by the Company and/or any SCI Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     If so indicated in the prospectus supplement, the Company and/or any SCI Capital Trust will authorize underwriters or other persons acting as the Company's and/or any SCI Capital Trust's agents to solicit offers by certain institutions to purchase Securities from the Company and/or any SCI Capital Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company and/or the appropriate SCI Capital Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Company Debt Securities, the Common Stock and related Junior Participating Preferred Stock Purchase Rights, the Common Stock Warrants, the Stock Purchase Contracts, the Stock Purchase Units and the Preferred Securities Guarantees will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, special counsel for the Company. The validity of the Preferred Securities and certain other matters related to the SCI Capital Trusts will be passed upon for the SCI Capital Trusts by Richards, Layton & Finger, PA, special Delaware counsel for the SCI Capital Trusts.

                                    EXPERTS

     The consolidated financial statements of Service Corporation International at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in Service Corporation International's Annual Report (Form 10-K) for the year ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.